SIGNIFICANT SUBSIDIARIES

	Name	Jurisdiction of Incorporation / Organization
1.	Seacastle Operating Holdings LLC	Delaware
2.	Seacastle Operating Company Ltd.	Bermuda
3.	SCT Chassis Inc.	Marshall Islands
4.	Ipool Cyprus Limited	Cyprus
5.	Ipool S.à r.l.	Luxembourg
6.	Interpool, Inc.	Delaware
7.	Trac Lease, Inc.	Delaware
8.	DataTrac Services, Inc.	Delaware
9.	Chassis Holdings I LLC	Delaware
10.	Interpool Limited	Barbados
11.	Interpool Chassis Funding LLC	Delaware
12.	Interpool Chassis Funding II, LLC	Delaware
13.	Interpool Containers Limited	Barbados
14.	Interpool N.V.	Curacao, Netherlands Antilles
15.	Interpool B.V.	Netherlands
16.	Interpool (UK) Limited	United Kingdom
17.	C.T.C. Container Trading (UK) Limited	United Kingdom
18.	Container Leasing International, LLC	New York
19.	CLI Funding, LLC	Delaware
20.	Seacastle Holdings LLC	Marshall Islands
21.	SCT Holdings Inc.	Marshall Islands
22.	Seacastle Singapore Pte. Ltd.	Singapore
23.	SCT Containers Inc.	Marshall Islands
24.	Castle Basel LLC	Marshall Islands
25.	Castle Lugano LLC	Marshall Islands
26.	Castle Zurich LLC	Marshall Islands
27.	Castle Geneva LLC	Marshall Islands
28.	SeaCT Containership Shipco I LLC	Marshall Islands
29.	Castle Beijing Pte. Ltd.	Singapore
30.	Castle Vietnam Pte. Ltd.	Singapore